                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_Confidential,]for Use of the
[ ]Preliminary Proxy Statement              Commission Only (as Permitted by
                                            Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           Asyst Technologies, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

   Notes:

                            ASYST TECHNOLOGIES, INC.
                                48761 Kato Road
                               Fremont, CA 94538

                               ----------------

                    Notice of Annual Meeting of Shareholders
                        to be held on September 1, 2000

                               ----------------

TO THE SHAREHOLDERS OF ASYST TECHNOLOGIES, INC.:

   Notice Is Hereby Given that the Annual Meeting of Shareholders of Asyst Technologies, Inc., a California corporation (the "Company"), will be held on Thursday, September 1, 2000 at 4:00 p.m. local time at the Company's offices, 48761 Kato Road, Fremont, California 94538 for the following purpose:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 300,000,000 shares.

     3. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending March 31, 2000.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on July 5, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ James C. Kitch

                                          James C. Kitch
                                          Secretary

Fremont, California
July 31, 2000

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            ASYST TECHNOLOGIES, INC.
                                48761 Kato Road
                               Fremont, CA 94538

                               ----------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                               September 1, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of Asyst Technologies, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on September 1, 2000, at 4:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices, 48761 Kato Road, Fremont, California 94538. The Company intends to mail this proxy statement and accompanying proxy card on or about August 2, 2000, to all shareholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Beacon Hill Partners. No additional compensation will be paid to directors, officers or other regular employees for such services, but Beacon Hill Partners will be paid its customary fee, estimated to be about $5,000, if it renders solicitation services.

Voting Rights And Outstanding Shares

   Only holders of record of Common Stock at the close of business on July 5, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on July 5, 2000 the Company had outstanding and entitled to vote 32,202,081 shares of Common Stock.

   Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but except for Proposal 2 are not counted for any purpose in determining whether a matter is approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as negative votes.

Voting Via The Internet Or By Telephone

   Shareholders may grant a proxy to vote their shares by means of the telephone or on the Internet.

   The telephone and Internet voting procedures below are designed to authenticate shareholders' identities, to allow shareholders to grant a proxy to vote their shares and to confirm that shareholders' instructions have been recorded properly. Shareholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

 For Shares Registered In Your Name

   Shareholders of record may go to www.eproxyvote.com/asyt to grant a proxy to vote their shares by means of the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any shareholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-877-PRX-VOTE (1-877-779-8683) and following the recorded instructions.

 For Shares Registered In The Name Of A Broker Or Bank

   Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than the Company's proxy card.

   A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling 1-800-454-8683, or via the Internet at ADP Investor Communication Services' web site at www.proxyvote.com.

 General Information For All Shares Voted Via The Internet Or By Telephone

   Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time on August 31, 2000. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability Of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 48761 Kato Road, Fremont, CA 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

   The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is April 4, 2001.

                                   PROPOSAL 1

                             Election Of Directors

   There are seven nominees for the seven Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, five directors having been elected by the shareholders.

   Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

    THE BOARD OF DIRECTORS RECOMMENDSA VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

   The names of the nominees and certain information about them are set forth below:

        Name        Age                  Principal Occupation
        ----        --- ------------------------------------------------------
 Mihir Parikh        53 Chairman of the Board of Directors and Chief Executive
                        Officer of the Company
 P. Jackson Bell     58 Venture Advisor
 Stanley Grubel      57 Chief Executive Officer of MiCRUS
 Tsuyoshi Kawanishi  70 Senior Advisor of Toshiba Corporation
 Ashok K. Sinha      55 President of the Metal Deposition Product Business
                        Group of Applied Materials, Inc.
 Robert A. McNamara  46 President of the Manufacturing and Life Sciences
                        Strategic Business Unit of the Fluor Daniels division
                        of Fluor Corporation
 Walter W. Wilson    55 Senior Vice President, Business Integration and
                        Information Technology of Solectron Corporation

   Dr. Parikh has served as Chairman of the Board and Chief Executive Officer of the Company since July 1992. He has been a director of the Company since he founded the Company in 1984 and served as the Company's President and Chief Executive Officer from its inception to July 1992. From 1974 to 1984, he held various management positions with Hewlett-Packard and International Business Machines Corporation. Dr. Parikh received his Ph.D. in Engineering-Physics from UC Berkeley. In 1999, SEMI honored Dr. Parikh for his pioneering and outstanding contribution to semiconductor manufacturing technology.

   Mr. Bell has served as a director of the Company since June 2000. He has served as a venture advisor to emerging growth companies since August 1998. From November 1996 to August 1998, Mr. Bell served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Adobe Systems Incorporated, a software company. Prior to such time, Mr. Bell served as Executive Vice president and Chief Financial Officer of Conner Peripherals, Inc., a disk drive manufacturer, from September 1993 to March 1996.

   Mr. Grubel has served as a director of the Company since January 1997. Mr. Grubel has served as Chief Executive Officer of MiCRUS, a manufacturer of CMOS wafers since September 1994. Between January 1990 and September 1994, he served in various management positions for International Business Machines Corporation most recently as Director of Procurement and Capital Planning for the Microelectronics Division. Since May 1999, he has served on the Board of Directors of Central Hudson Gas & Electric Corporation.

   Mr. Kawanishi has served as a director of the Company since February 1996. He has served as Senior Adviser of Toshiba Corporation, a manufacturer of electronic machinery and semiconductors, since June 1994. He previously held the position of Senior Executive Vice President at Toshiba from June 1990 to June 1994. Mr. Kawanishi also sits on the board of directors of Applied Materials, Inc. and World Wide Semiconductor Manufacturing Ltd. (Taiwan). He is also president of Japan's Society for Electronics Packaging and Chairman of the Board of Singapore's Institute for Microelectronics.

   Mr. McNamara has served as director of the Company since October 1999. He has served as President of the Manufacturing and Life Sciences Strategic Business Unit of the Fluor Daniel division of Fluor Corporation, a consulting, engineering, construction, maintenance and diversified services company since June 1999. From October 1996 to June 1999, Mr. McNamara served as a Vice President of Fluor Daniel. Prior to such time Mr. McNamara served as a partner of Marshall Contractors, a semiconductor facility design company, from 1982 until Marshall was acquired by Fluor Corporation in October 1996.

   Dr. Sinha has served as a director of the Company since January 1997. Dr. Sinha has served as Group Vice President of Applied Materials, Inc., a semiconductor equipment manufacturer, since 1990 and is President of the Metal Deposition Product Business Group of Applied Materials, Inc.

   Mr. Wilson has served as a director of the Company since January 1995. Mr. Wilson serves as Senior Vice President, Business Integration and Information Technology of Solectron Corporation, a provider of manufacturing services to the electronics industry. Since joining Solectron in 1989, Mr. Wilson has held numerous management position including President of Solectron California, President of Solectron North America and President of Solectron Americas.

   There are no family relationships among any of the directors or executive officers of the Company.

Board Committees And Meetings

   During the fiscal year ended March 31, 2000 the Board of Directors held four meetings. The Board has an Audit Committee and a Compensation Committee.

   The Audit Committee meets with the Company's independent auditors quarterly to review the quarterly results and the results of the annual audit and discuss the financial statements. The Audit Committee recommends to the Board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the fiscal year 2000, the Audit Committee was composed of Mr. McNamara and Mr. Wilson. It met four times during such fiscal year. Mr. Bell joined the Audit Committee in June 2000.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is presently composed of two non-employee directors: Mr. Grubel and Dr. Sinha. It met five times during such fiscal year.

   During the fiscal year ended March 31, 2000 each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

      Approval Of Increase In Number Of Authorized Shares Of Common Stock

   The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") to increase the Company's authorized number of shares of Common Stock from 50,000,000 shares to 300,000,000 shares.

   The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Articles of Incorporation with the Secretary of State of the State of California.

   In addition to the 32,202,381 shares of common stock outstanding at July 5, 2000, at June 15, 2000 shares of Common Stock have been reserved and are available for issuance as follows: (A) 6,012,439 shares upon exercise of options granted under the Company's option plans, and (B) 306,852 shares upon exercise of options granted under the Company's 1993 Employee Stock Purchase Plan.

   Although at present the Board of Directors has no other plans or arrangements to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further shareholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, stock splits, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

   The Board also reserved, in connection with the Company's Share Purchase Rights Plan adopted in June 1998 (the "Rights Plan"), 250,000 shares of Series A Junior Participating Preferred Stock. Under certain circumstances, the Rights Plan may have an anti-takeover effect by allowing the Company to oppose a hostile takeover attempt. For example, the Rights Plan would give certain holders the right to acquire additional shares of stock at a low price in connection with an acquisition of shares not approved by the Board of Directors. In addition, the Company's charter documents contain provisions which also may have anti-takeover effects (the "Charter Provisions"). The Charter Provisions include (A) provisions in the Company's Articles to abolish cumulative voting, and (B) provisions in the Articles and Bylaws requiring 66-2/3% approval of the voting stock for the approval of amendments to certain provisions of the Articles and the Bylaws. At present the Company has no plans or arrangements to subsequently adopt or implement any additional measures having anti-takeover affects, other than the adoption of this proposal.

   The additional shares of Common Stock that would become available for issuance if the amendment were approved could also be used by the Board to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless Shareholders should be aware that, like the Rights Plan and the Charter Provisions, approval of this proposal could facilitate future efforts by the Board to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

   The affirmative vote of the holders of a majority of the shares of Common Stock, will be required to approve this amendment to the Company's Amended and Restated Articles of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

               Ratification Of Selection Of Independent Auditors

   The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP. For purposes of this vote abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

                             ADDITIONAL INFORMATION

   The current executive officers of the Company, and their ages as of June 15, 2000, are as follows:

                                   MANAGEMENT

           Name            Age                    Position
           ----            ---                    --------
 Mihir Parikh               53 Chairman of the Board and Chief Executive
                               Officer
 Anthony C. Bonora          57 Executive Vice President, Research and
                               Development,
                               Chief Technical Officer and Asyst Fellow
 Patrick V. Boudreau        59 Senior Vice President, Human Resource
                               Development
 Douglas J. McCutcheon      51 Senior Vice President, Chief Financial Officer
 James C. Mitchener, Ph.D.  43 Senior Vice President, Global Marketing
                               Operations
 Dennis R. Riccio           49 Senior Vice President, Global Customer
                               Operations

   Mr. Bonora joined Asyst in 1984 and has been Executive Vice President, Research and Development of the Company since 1986, Chief Technical Officer since January 1996, and Asyst Fellow since April 2000. From 1975 to 1984, he held various management positions at Siltec Corporation, a manufacturer of products for the semiconductor industry, including Vice President, Research and Development and General Manager of its Cybeq equipment division. In 1999, SEMI honored Mr. Bonora for his pioneering work and outstanding contribution to semiconductor manufacturing technology.

   Mr. Boudreau joined Asyst in May 2000 as Senior Vice President, Human Resource Development. From September 1996 to June 2000, Mr. Boudreau served as Senior Vice President of Human Resources for Cirrus Logic, Inc., a designer and manufacturer of integrated circuits. From September 1994 to September 1996, Mr. Boudreau served as Vice President of Human Resources for Fujitsu Microelectronics, Inc., a provider of technology solutions.

   Dr. Mitchener joined the Company in April 2000 as Senior Vice President, Global Marketing Operations. From June 1999 to April 2000, Dr. Mitchener served as Senior Vice President, Marketing and Technology Development at Torrex Equipment Corporation, a semiconductor capital equipment manufacturer. From September 1998 to June 1999, Dr. Mitchener served as Vice President of Marketing for KLA-Tencor Corporation, a semiconductor capital equipment manufacturer. From 1993 to September 1998, Dr. Mitchener held various senior management positions at Novellus Systems, Inc., a semiconductor capital equipment manufacturer, including, most recently, General Manager of the Dielectric Business Group. Dr. Mitchener received his Ph.D. in chemistry from Massachusetts Institute of Technology.

   Mr. McCutcheon joined the Company in January 1996 as Senior Vice President, Chief Financial Officer. From January 1991 to November 1995, Mr. McCutcheon was Vice President, Corporate Finance at Cadence Design Systems, Inc., a design automation software company. Prior to 1991, Mr. McCutcheon was President of Toshiba America Medical Credit, a captive financing subsidiary of Toshiba America.

   Mr. Riccio joined the Company in August 1998. From January 1997 to August 1998, Mr. Riccio served as President, USA Operations of Novellus Systems, Inc., a semiconductor equipment manufacturer. From 1989 to January 1997, Mr. Riccio held various senior management positions at Applied Materials Inc., a semiconductor equipment manufacturer.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 15, 2000 by: (A) each nominee for director; (B) each of the executive officers named in the Summary Compensation Table; (C) all executive officers and directors of the Company as a group; and
(D) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

                                                                 Beneficial
                                                                Ownership(1)
                                                             ------------------
                                                             Number of Percent
Beneficial Owner                                              Shares   of Total
----------------                                             --------- --------
Mihir Parikh(2)............................................. 1,686,981   4.9%
Anthony C. Bonora(3)........................................    90,175    *
Terry L. Moshier............................................         0    *
Douglas J. McCutcheon(4)....................................   218,382    *
Dennis R. Riccio(5).........................................    97,170    *
Thomas Waechter.............................................         0    *
P. Jackson Bell.............................................         0    *
Stanley Grubel(6)...........................................    41,582    *
Tsuyoshi Kawanishi(7).......................................    55,582    *
Robert A. McNamara(8).......................................     2,829    *
Ashok K. Sinha(9)...........................................    41,582    *
Walter W. Wilson(10)........................................    67,582    *
All directors and officers as a group (12 persons)(11)...... 2,301,865   6.8%

--------
  *Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,160,428 shares outstanding on June 15, 2000, adjusted as required by rules promulgated by the SEC.

 (2) Includes 342,000 shares held of record by Mihir & Nancy Parikh Living Trust, dated April 3, 1986, of which Dr. Parikh is a trustee. Also includes 63,200 shares held by a custodian for the benefit of Dr. Parikh's minor children, of which Dr. Parikh disclaims beneficial ownership. Includes 1,281,781 shares subject to stock options exercisable within 60 days of June 15, 2000.

 (3) Includes 64,155 shares subject to stock options exercisable within 60 days of June 15, 2000.

 (4) Includes 149,523 shares subject to stock options exercisable within 60 days of June 15, 2000.

 (5) Includes 97,170 shares subject to stock options exercisable within 60 days of June 15, 2000.

 (6) Includes 39,000 shares subject to stock options exercisable within 60 days of June 15, 2000. Includes 1,042 shares subject to vesting as of June 15, 2000.

 (7) Includes 53,000 shares subject to stock options exercisable within 60 days of June 15, 2000. Includes 1,042 shares subject to vesting as of June 15, 2000.

 (8) Does not include 30,004 shares held by ADP Marshall, a subsidiary of the Fluor-Daniel division of the Fluor Corporation. Mr. McNamara is President of the Manufacturing and Life Sciences Strategic Business Unit of Fluor Daniel and disclaims beneficial ownership of these shares. Includes 2,169 shares subject to a right of vesting as of June 15, 2000.

 (9) Includes 39,000 shares subject to stock options exercisable within 60 days of June 15, 2000. Includes 1,042 shares subject to vesting as of June 15, 2000.

(10) Includes 65,000 shares subject to stock options exercisable within 60 days of June 15, 2000. Includes 1,042 shares subject to vesting as of June 15, 2000.

(11) Includes an aggregate of 1,788,629 shares held by all directors and executive officers that are subject to options exercisable within 60 days of June 15, 2000. Includes 6,337 shares subject to vesting as of June 15, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

Compensation of Directors

   For the fiscal year ended March 31, 2000, each non-employee director received a $10,000 annual cash retainer for service on the Board of Directors, including any committee thereof, plus an award of 998 shares, made on September 2, 1999, of Asyst Common Stock with a value of $30,000 on the date of award. Each director also received $1,000 for each Board meeting that he attended. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

   Unless a director elected otherwise, the shares were awarded on a deferred basis, vesting monthly over 12 months, by credit to a Common Stock account. A director who elected not to receive the shares of Common Stock on a deferred basis received 60 percent of the award in shares and the balance of 40 percent in cash.

   For the fiscal year ended March 31, 2000, the Company instituted a Common Stock ownership objective for non-employee directors. In order to make the transition to the new program, on May 19, 1999, the Company made a one-time award of 1,584 shares of Common Stock to the non-employee directors on a deferred basis, vesting monthly over 24 months. The Company encourages the acquisition and retention of Common Stock by directors, evidencing alignment of their interests with the interests of shareholders.

   The Company makes a sign-on award, on a deferred basis, to each new non-employee director of shares of Common Stock with a value equal to $120,000. The award vests monthly over 36 months. On October 20, 1999, the date of his appointment to the Board of Directors, Robert A, McNamara received a sign-on award of 3,772 shares of Common Stock on a deferred basis, plus 825 shares as a prorated annual retainer.

   Commencing with the fiscal year ending March 31, 2001, the Company will annually grant each non-employee director an option to purchase 7,500 shares of Common Stock on April 1 of each year, except that for the fiscal year ending March 31, 2001 the options were granted on June 16, 2000. The exercise price of the options will be the closing price on the Nasdaq National Market on the date of the grant and the options will vest monthly over the fiscal year.

                       COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

   The following table shows for the fiscal year ended March 31, 2000 compensation awarded or paid to, or earned by the Company's Chief Executive Officer and the Company's next three most highly compensated executive officers who earned over $100,000 during the fiscal year and two former executive officers (the "Named Executive Officers"). Except as disclosed below, no compensation characterized as long- term compensation, including restricted stock awards issued at a price below fair market value or long-term incentive plan payouts, was paid by the Company during the fiscal year ended March 31, 2000 to any of the Named Executive Officers:

                                     Annual               Long Term
                                  Compensation       Compensation Awards
                                -----------------    --------------------
Name and Principal       Fiscal                                            All Other
Position                  Year   Salary  Bonus(1)     Options  LTIP Units Compensation
------------------       ------ -------- --------    --------- ---------- ------------
Mihir Parikh............  2000  $287,990 $460,000       20,000       --     $11,640(2)
 Chairman of the Board
  and                     1999   275,393       --    1,000,000       --      11,458(2)
 Chief Executive Officer  1998   285,038  395,300      200,000       --      13,569(2)

Terry L. Moshier........  2000   145,215  180,000      110,000       --       8,800(3)
 Former President and     1999   214,999       --      300,000   25,000       7,522(3)
 Chief Operating Officer  1998   212,865  213,520      100,000       --      33,597(4)

Douglas J. McCutcheon...  2000   200,173  190,000       92,000       --       5,007(5)
 Senior Vice President,   1999   175,000       --      150,000   15,000       3,009(5)
 Chief Financial Officer  1998   174,096  128,810       60,000       --       6,091(5)

Anthony C. Bonora.......  2000   197,365  297,707       92,000       --       5,042(5)
 Executive Vice
  President,              1999   164,999   50,000      250,000   25,000          --
 Research and
  Development,            1998   171,207  157,580       80,000       --       5,218(6)
 Chief Technical Officer
 and Asyst Fellow

Dennis R. Riccio........  2000   206,067  244,573(7)    88,000       --       8,352(3)
 Senior Vice President,   1999   118,269   50,000      250,000       --       4,305(2)
 Global Customer
  Operations              1998        --       --           --       --          --

Thomas Waechter.........  2000    52,885   50,000      300,000       --       1,970(3)
 Former Senior Vice
  President,              1999        --       --           --       --          --
 Global Business
  Operations              1998        --       --           --       --          --

--------
(1) The Company's officers are eligible for annual cash bonuses under the terms of the Company's Executive Bonus Plans, adopted each fiscal year. Payments of bonuses are based upon achievement of specified financial objectives determined by the Board of Directors at the beginning of each fiscal year. Financial objectives are based, in part, on the Company's operating budget and results of operations.

(2) Consists of a car allowance, premiums for term life and supplemental disability insurance and matching contributions to the Company's 401(k) plan.

(3) Consists of a car allowance and premiums for term life and supplemental disability insurance.

(4) Consists of premiums for term life and supplemental disability insurance and matching contributions to the Company's 401(k) plan.

(5) Consists of premiums for term life and supplemental disability insurance and matching contributions to the Company's 401(k) plan.

(6) Includes $240,000 in sales commissions.

                       STOCK OPTION GRANTS AND EXERCISES

   The Company grants options to its executive officers under its 1993 Stock Option Plan. The following tables show for the fiscal year ended March 31, 2000 certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                       Option Grants In Last Fiscal Year

                                         Individual Grants
                         --------------------------------------------------
                                                                             Potential Realizable
                                                                               Value at Assumed
                                         Percentage of                      Annual Rates of Stock
                         Number of Total Total Options                      Price Appreciation for
                           Securities      Granted to                           Option Term(2)
                           Underlying     Employees in  Exercise Expiration ----------------------
          Name           Options Granted Fiscal Year(1)  Price      Date        5%         10%
          ----           --------------- -------------- -------- ---------- ---------- -----------
Mihir Parikh............      20,000           0.8%     $ 9.4688 5/18/2009  $  119,098 $   301,817
Terry L. Moshier........     110,000           4.2      $ 9.4688 5/18/2009     655,037   1,659,991
Douglas J. McCutcheon...      92,000           3.5      $ 9.4688 5/18/2009     547,848   1,388,356
Anthony C. Bonora.......      92,000           3.5      $ 9.4688 5/18/2009     547,848   1,388,356
Dennis R. Riccio........      88,000           3.3      $ 9.4688 5/18/2009     524,029   1,327,993
Thomas Waechter.........     300,000          11.4      $34.3750 1/02/2010   6,372,976  16,614,765

--------
(1) Based on an aggregate of 2,641,797 options granted to directors and employees of the Company in fiscal 2000 including the Named Executive Officers.

(2) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all shareholders.

   The following table shows the number and value of the unexercised options held by each of the Named Executive Officers at March 31, 2000:

   Aggregated Option Exercises In Last Fiscal Year, and FY-End Option Values

                                               Number of Securities
                          Shares              Underlying Unexercised Value of Unexercised In-
                         Acquired                Options/SARs at      the-Money Options/SARs
                            on       Value       Fiscal Year-End        at Fiscal Year-End
          Name           Exercise Realized(1)    Vested/Unvested        Vested/Unvested(2)
          ----           -------- ----------- ---------------------- ------------------------
Mihir Parikh............ 100,000  $ 3,104,713   1,281,781/ 228,219   $65,800,044 / $5,112,409
Terry L. Moshier........ 455,824   15,406,560                  0/0                      0 / 0
Douglas J. McCutcheon... 122,189    4,426,174    122,104 / 247,707     6,331,108 / 13,021,198
Anthony C. Bonora....... 138,290    4,202,628     38,249 / 335,861     1,894,807 / 17,901,136
Dennis R. Riccio........  20,000      763,438     86,395 / 231,605     4,574,932 / 12,016,064
Thomas Waechter.........      --           --            0/300,000              0 / 7,125,000

--------
(1) Based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price of the options.

(2) Based on the fair market value of the Company's Common Stock as of March 31, 2000 ($58.50) minus the exercise price of the options.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                COMPENSATION/1/

   The Compensation Committee is responsible for establishing the Company's compensation programs including salaries, bonuses (if any) and stock ownership programs for all employees, including the Chief Executive Officer and the other executive officers. The Compensation Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

   The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term shareholder value. Key elements of this philosophy are:

  . The Company pays competitively with leading companies with which it competes for talent. The Company regularly compares its pay practices with high-growth Silicon Valley companies in the semiconductor capital equipment industry and selected companies appearing in compensation surveys published by the American Electronics Association, and sets its pay parameters based on this review. When using comparative data, the Company attempts to set its compensation levels in a range which is competitive with management compensation at the companies examined.

  . The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

  . The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

   Base Salary. The Compensation Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Compensation Committee makes a subjective assessment of, in order of importance, individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The weight of these factors in the case of a particular individual's compensation may vary.

   Annual Incentive. The Company's Executive Bonus Plan (the "Bonus Plan") adopted each year, is a variable pay program pursuant to which officers and other senior managers of the Company may earn additional annual compensation. The actual incentive award earned depends on the extent to which the Company's articulated objectives are achieved. At the start of each year, the Compensation Committee reviews and approves the annual performance objectives for the Company and establishes an individual bonus pool for each executive officer. For fiscal 2000, the goal was based on a targeted level of operating earnings per share and individual performance objectives. The Company paid an aggregate of $939,000 in bonuses to four executives during fiscal 2000.

   Individual awards are determined by evaluating the Company's performance against the goal and allocating a pro rata portion of the individual award pool based on the Company's performance against objectives during the year.

   Long-Term Incentives. The Company's long-term incentive program currently consists of: (A) the 1993 Stock Option Plan; (B) the 1993 Employee Stock Purchase Plan (the "Purchase Plan") and (C) the Long-Term

--------
/1/ The material in this report and in the performance graph is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filing.

Incentive Compensation Plan. The option program utilizes vesting periods, generally four years, to encourage key employees to continue in the employ of the Company and provide equity to underline long-term shareholder value. The size of option grants is determined based on competitive practices at leading companies in the industry and the Company's philosophy of significantly linking executive compensation with shareholder interests. The Compensation Committee sets equity compensation levels within the range of comparable companies. In making awards, the Compensation Committee considers the number, value and vesting of an officer's outstanding options. During fiscal 2000, the Compensation Committee awarded to certain executive officers options that vest five years after the date of grant to promote the long-term retention of these individuals. The purpose of the Purchase Plan is to provide a means by which key employees of the Company and any employee of any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan may purchase Common Stock through payroll deductions. Compensation payable under the LTIP is based on long-term corporate performance and is tied to an increase in shareholder value. The Board adopted, and the shareholders approved, the LTIP in order to provide incentive compensation for key executives responsible for the success of the Company and to attract talented new executives.

Corporate Performance And Chief Executive Officer Compensation

   The Compensation Committee set Dr. Parikh's base annual salary for fiscal year 2000 at approximately $289,880. This amount was intended to provide an annual cash compensation level in the range of salaries of comparable companies. In setting this amount, the Compensation Committee took into account
(A) the scope of Dr. Parikh's responsibility and (B) the Compensation Committee's confidence in Dr. Parikh to lead the Company's continued development. The Compensation Committee awarded Dr. Parikh a bonus of $460,000 based on achievement of his pre-set performance objectives under the Bonus Plan.

   Dr. Parikh also received stock option grants covering 20,000 shares in fiscal year 2000 to maintain his equity incentive position consistent with the objectives set forth above. The option vests ratably on a monthly basis over a period of 48 months and has a vesting schedule that accelerates immediately upon a change in control.

   To ensure the retention of Dr. Parikh as Chief Executive Officer of the Company, on April 1, 1999, the Company entered into an employment agreement with Dr. Parikh effective April 1, 1998. The essential provisions of such agreement are listed on page 16 of this proxy statement.

Section 162(M) Of The Internal Revenue Code

   Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to the Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

   The Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Nevertheless, the Compensation Committee has determined that options granted under the 1993 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as performance based compensation. The Compensation Committee intends to continue to evaluate the effects of the statute and to comply with Code
Section 162(m) in the future to the extent consistent with the best interests of the Company.

Conclusion

   Through the programs described above, a significant portion of the Company's compensation program for its senior executive officers is contingent on Company performance, and realization of benefits is closely linked to increases in long-term shareholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                 Stanley Grubel
                                 Ashok K. Sinha

Compensation Committee Interlocks And Insider Participation

   No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

   The following graph shows the total shareholder return of an investment of $100 in cash on April 1, 1995 for (A) the Company's Common Stock, (B) the Nasdaq Market Index ("Nasdaq Market Index"), as calculated by Media General, and (C) the Media General Industry Group 355 Index--Special Industry Machinery, except Metalworks, a published index ("SIC Code Index"). All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year:

                       [PERFORMANCE GRAPH APPEARS HERE]

                                         1995  1996   1997   1998   1999   2000
                                         ---- ------ ------ ------ ------ ------
Asyst Technologies Inc.................. 100   61.90  53.06 126.53  74.83 636.73
SIC Code Index.......................... 100  104.96 126.11 166.33 181.80 510.53
Nasdaq Market Index..................... 100  134.51 150.48 227.41 297.18 547.25
                                         ---  ------ ------ ------ ------

--------
(1) The material in this performance graph is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1994 Act or the 1934 Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

   In December 1999, Terry Moshier and the Company agreed to a termination of Mr. Moshier's employment with the Company effective March 31, 2000. Pursuant to the separation, Mr. Moshier received an additional six months base salary and vesting of his options was accelerated through December 31, 2000. In August 1997, the Company had loaned $200,000 to Mr. Moshier to assist Mr. Moshier with the purchase of a new residence as part of his relocation to California. Mr. Moshier repaid this loan in April 2000. In addition, in August 1997 the Company had loaned Mr. Moshier an additional $180,000 to facilitate his relocation to California. A portion of this loan was forgiven during Mr. Moshier's employment and was forgiven in full upon his separation from the Company.

   In September 1997, the Company entered into an asset purchase agreement with PAT pursuant to which the Company sold to PAT intellectual property rights and office equipment which were owned or licensed by Asyst Automation, Inc., a discontinued operation, in consideration for quarterly earn-out payments, up to an aggregate of $2.0 million. In addition, PAT granted the Company the non-exclusive, worldwide rights to distribute and sell any PAT's products on PAT's most favorable distributor terms and conditions; provided that PAT could grant exclusive distribution rights to particular markets so long as such rights were first offered to Asyst and the Company did not accept the offer. The Company agreed that Mihir Parikh, Asyst's Chairman of the Board and Chief Executive Officer, and Anthony Bonora, Asyst's Senior Vice President, Research and Development and Chief Technology Officer, could serve as the Chairman of PAT and a advisor to PAT, respectively, provided they continue to meet their obligations as full time employees of Asyst. In August 1999, the Company acquired all of the equity of PAT in a stock purchase transaction for approximately $3.7 million and the repayment of $0.8 million of debt earn-out payments to certain PAT security holders based on future transport automation product revenue in excess of certain defined threshold amounts. Dr. Parikh received approximately $0.7 million. In addition Dr. Parikh received approximately $0.8 million for the repayment of a loan he had made to PAT. Mr. Bonora received approximately $0.2 million in proceeds from the sale of his shares of PAT for which he had paid approximately $0.1 million. Neither Dr. Parikh no Mr. Bonora participated in the consideration or negotiation of this transaction by Asyst, nor are they eligible to participate in any earn-out payments to the former PAT shareholders.

   In April 1999, the Company entered into an employment agreement with Dr. Parikh. The term of employment commenced on April 1, 1998, and extends for three years, renewing daily, so that, absent notice by either party of an intent not to continue the term, the term shall always be three years. The employment agreement set Dr. Parikh's initial base salary at a minimum of $325,000 annually. Pursuant to the agreement, the Company's Compensation Committee is obligated to review his base salary for increase no less often than annually. In addition, during the employment term, Dr. Parikh is eligible to receive annual bonuses and to participate in the Company's stock incentive plans. Also, he is eligible to participate in any benefit plans maintained by Asyst for the Company's employees. If the Company terminates Dr. Parikh's employment without cause or if he terminates his employment for good reason, either before or within six months following a change in control he will be entitled to receive a lump-sum cash payment equal to the present value of the sum of (1) three times his then annual base salary and (2) three times an annual average bonus amount, determined under a formula set forth in the employment agreement. Dr. Parikh will also be entitled to all benefits that were payable to him at the time of termination and to continued participation for 18 months thereafter, in the health and life insurance plans of Asyst in which he was then a participant. In addition, during the term of employment and for one year thereafter, unless his employment terminates without cause or for good reason, he may not solicit Asyst's employees or customers away from Asyst.

   In March 2000, the Company entered into an employment agreement with James
C. Mitchener, Asyst's Senior Vice President of Global Marketing Operations. The agreement set Dr. Mitchener's initial base salary at $225,000 and he is eligible to participate in the management bonus plan. Pursuant to the agreement, Dr. Mitchener received an option to purchase 125,000 shares of Asyst Common Stock, 1/8 of which vests on the six month anniversary with the remainder vesting monthly over the next 42 months. Dr. Mitchener also received an option to purchase 150,000 shares of Asyst Common Stock which vest on the earlier of the sixth anniversary from the date of grant or upon the achievement of mutually agreed performance objectives. Dr. Mitchener received a signing bonus of $60,000 which is to be repaid if Dr. Mitchener leaves within the first two years of employment. If Asyst terminates Dr. Mitchener, within the first two years of his employment, Asyst will pay Dr. Mitchener one year of base salary unless he is terminated for cause or poor performance. After such time, if Asyst terminates Dr. Mitchener, Asyst will pay him six months of base salary unless he is terminated for cause or poor performance.

   In March 2000, the Company entered into an employment agreement with Patrick
V. Boudreau, Asyst's Senior Vice President of Human Resource Development. The agreement set Mr. Boudreau's initial base salary at $225,000 and he is eligible to participate in the management bonus plan. Pursuant to the agreement, Mr. Boudreau received an option to purchase 125,000 shares of Asyst Common Stock. Mr. Boudreau also received an option to purchase 25,000 shares of Asyst Common Stock, 1/8 of which vests on the six month anniversary of his hire date with the remainder vesting monthly over the next 42 months, 1/8 of which vests on the eighteen month anniversary of his hire date with the remainder vesting monthly over the next 42 months. Mr. Boudreau will also receive an option to purchase 25,000 shares of Asyst Common Stock on his first anniversary with an exercise price equal to the then current fair market value of Asyst Common Stock, 1/8 of which vests on the eighteen month anniversary of his hire date with the remainder vesting monthly over the next 42 months. Mr. Boudreau received a signing bonus of $65,000 which is to be repaid if Mr. Boudreau leaves within the first two years of employment. If Asyst terminates Mr. Boudreau, within the first two years of his employment, Asyst will pay Mr. Boudreau one year of base salary unless he is terminated for cause or poor performance. After such time, if Asyst terminates Mr. Boudreau, Asyst will pay him six months of base salary unless he is terminated for cause or poor performance.

   In November 1998, the Company loaned $350,000 to Dennis Riccio, Senior Vice President, Global Customer Operations of the Company, in order to assist Mr. Riccio with the purchase of a new residence as part of his relocation to California. The loan has an interest rate of 4.47% per annum and is secured by a deed of trust on certain real property owned by Mr. Riccio in Texas. The Company extended the term of the loan in March 2000 so that the loan terminates and shall be immediately due and payable upon the earlier of (A) May 31, 2002,
(B) 30 days after the termination of Mr. Riccio's employment for cause or after Mr. Riccio's resignation, or (C) the insolvency of Mr. Riccio. As of June 15, 2000, the entire principal and interest thereon was outstanding under the loan.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ James C. Kitch

                                          James C. Kitch
                                          Secretary
July 31, 2000

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2000 is available without charge upon written request to: Douglas J. McCutcheon, Asyst Technologies, Inc., 48761 Kato Road, Fremont, CA 94538.

                                                                      1226-PS-00

ZASY4B                            DETACH HERE

                                     PROXY

                           ASYST TECHNOLOGIES, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 1, 2000

   The undersigned hereby appoints Mihir Parikh and Douglas J. McCutcheon, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Asyst Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Asyst Technologies, Inc. to be held at the offices of Asyst Technologies, Inc., 48761 Kato Road, Fremont, CA 94538 on Friday, September 1, 2000 at 4:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE
-----------                                                          -----------

ZASY4A                           DETACH HERE

[X] Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1: To elect directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

   Nominees: (01) Mihir Parikh, (02) P. Jackson Bell, (03) Stanley Grubel,
             (04) Tsuyoshi Kawanishi, (05) Robert A. McNamara,
             (06) Ashok K. Sinha and (07) Walter W. Wilson

For all nominees      [_]              [_]  WITHHOLD AUTHORITY to
listed above (except                        vote for all nominees
as marked to the                            listed below.
contrary).

[_] _______________________________________________       MARK HERE  [_]
    To withhold authority to vote for any nominee(s),   FOR ADDRESS
    write such nominee(s)' name(s) above:                CHANGE AND
                                                         NOTE BELOW
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

2: To approve an amendment to the Company's Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 300,000,000 shares.

       [_]  FOR                 [_]  AGAINST            [_]  ABSTAIN


3: To ratify selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending March 31, 2001.

       [_]  FOR                 [_]  AGAINST            [_]  ABSTAIN

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature: _______________________________________  Dated: _____________________


Signature: _______________________________________  Dated: _____________________

                        CERTIFICATE OF AMENDMENT OF THE
               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

                            ASYST TECHNOLOGIES, INC.
                            a California corporation

   The undersigned, Douglas J. McCutcheon and James C. Kitch hereby certify that:

     1. They are the duly elected and acting Senior Vice President, Chief Financial Officer and Secretary, respectively of Asyst Technologies, Inc., a California corporation.

     2. Article III(A) of the Amended and Restated Articles of Incorporation (the "Articles of Incorporation") of this corporation is amended to read as follows:

       "Classes of Stock. This corporation is authorized to issue two classes of stock designated, respectively, Common Stock ("Common") and Preferred Stock ("Preferred"). The total number of shares that this corporation is authorized to issue is 304,000,000 shares, without par value, of which 300,000,000 shares shall be Common and 4,000,000 shares shall be Preferred."

     3. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation was 32,202,081 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock.

   We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: September   , 2000


                                          _____________________________________
                                                  Douglas J. McCutcheon
                                              Senior Vice President, Chief
                                                    Financial Officer


                                          _____________________________________
                                                     James C. Kitch
                                                        Secretary